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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Leonard E. Moodispaw
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   (Last) (First) (Middle)

9150 Guilford Road
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                                    (Street)

Columbia, MD  21046
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   (City) (State) (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


     Essex Corporation (ESEX)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year


     December 2002
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5. If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)
          President and CEO
     --------------------------------------------------------------------
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7.   Individual or Joint/Group Filing (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

5. 6.
                                                                 4. Amount of
                                                                 Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Securities ship
                                       2A. 3. Disposed of (D) Beneficially Form:
                            7. 2. Deemed Transaction (Instr. 3, 4 and 5) Owned
                            Direct Nature of Trans- Execution Code
                            ------------------------------- at the End (D) or
                            Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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
Essex Corporation
Common Stock                                                                                      9,588         D         Direct
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Essex Corporation
Common Stock                                                                                     48,062         I         401K
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

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Opt                                                                       Common
(ISO)        2.36    11/13/02          A         30,000       *        11/12/12 Stock     30,000          30,000    D        Direct

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Stock Opt
(NSO)        6.07                                                                         25,000          55,000    D        Direct

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Stock Opt
(NSO)        2.04                                                                        100,000         155,000    D        Direct

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Stock Opt
(ISO)        1.00                                                                         45,000         200,000    D        Direct

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Stock Opt
(NSO)        1.00                                                                         75,000         275,000    D        Direct

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Stock Opt
(NSO)        3.00                                                                         30,000         305,000    D        Direct

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Stock Opt
(NSO)        3.96                                                                         60,000         365,000    D        Direct

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====================================================================================================================================

Explanation of Responses: * The Option vests as follows: 11/12/02 15,000 shares
                             11/12/03 15,000 shares



/s/ Kimberly J. DeChello                                   1/22/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.